NEWS RELEASE

For further information, contact:	Matt Quantz, Manager - Corporate Communications
(337) 232-7028, www.petroquest.com
PETROQUEST ENERGY UPDATES THUNDER BAYOU PRODUCTION RATE

LAFAYETTE, LA – July 13, 2015 - PetroQuest Energy, Inc. (NYSE: PQ) announced today that its Thunder Bayou discovery well (NRI – 37%) in Vermilion Parish, LA is currently producing at a gross daily rate of approximately 28,000 Mcf of gas, 900 Bbls of oil and 1,200 Bbls of natural gas liquids. The 41 MMcfe/d gross production rate is above the Company’s previously stated expected rate of 38 MMcfe/d. The well is currently flowing on a 22/64th inch restricted choke and has been producing at these aforementioned daily rates for approximately two weeks.

About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in Texas, Oklahoma, Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest’s common stock trades on the New York Stock Exchange under the ticker PQ.

Forward-Looking Statements
This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.   All statements other than statements of historical fact included in this news release are forward-looking statements. Although PetroQuest believes that the expectations reflected in these forward-looking statements are reasonable, these statements are based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including the volatility of oil and natural gas prices and significantly depressed oil prices since the end of 2014, our estimate of the sufficiency of our existing capital sources, including availability under our senior secured bank credit facility and the result of any borrowing base redetermination, our ability to raise additional capital to fund cash requirements for future operations, the effects of a financial downturn or negative credit market conditions on our liquidity, business and financial condition, the declines in the values of our properties that have resulted in and may in the future result in additional ceiling test write-downs, our ability to replace reserves and sustain production, our ability to find oil and natural gas reserves that are economically recoverable, the uncertainties involved in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, our ability to realize the anticipated benefits from our joint ventures or divestitures, the timing of development expenditures and drilling of wells, hurricanes, tropical storms and other natural disasters, changes in laws and regulations as they relate to our operations, including our fracking operations or our operations in the Gulf of Mexico, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the SEC. PetroQuest undertakes no duty to update or revise these forward-looking statements.
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